EXHIBIT 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

TSS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

				Proposed Maximum	Proposed Maximum
	Title of Securities	Fee Calculation	Amount to Be	Offering Price per	Aggregate Offering		Amount of Registration
Security Type	to Be Registered	Rule	Registered(1)	Share(2)	Price(2)	Fee Rate	Fee(2)
Equity	Common Stock, $0.0001 par value per share to be issued under the TSS, Inc. 2025 Omnibus Incentive Compensation Plan	Rule 457(c) and (h)	1,500,000 shares(3)	$12.49	$18,735,000	0.00015310	$2,868.33

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1

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers any additional securities that may be offered or issued to prevent dilution resulting from any stock split, stock dividend or other similar transaction.

2

This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act, based on the average of the bid and asked prices of the Registrant’s common stock on September 4, 2025 as reported on the NASDAQ marketplace.

3

Represents shares of the Registrant’s common stock reserved for issuance under the 2025 Omnibus Incentive Compensation Plan, as authorized by the Registrant’s stockholders at a meeting held on June 4, 2025.